EXHIBIT 10.8.1

CADMUS COMMUNICATIONS CORPORATION

FORM OF

NON-QUALIFIED OPTION AGREEMENT

Granted «date 1»

This Non-Qualified Stock Option Agreement evidences the grant of a non-qualified option to «name» (the “Employee”) pursuant to the Cadmus Communications Corporation 2004 Key Employee Stock Compensation Plan (the “Plan”). This Agreement also describes the terms and conditions of this option.

1. Grant of Option. In consideration of the services rendered to it and its Subsidiaries (as defined in the Plan) by the Employee, Cadmus Communications Corporation (the “Company”) hereby grants to the Employee an option to purchase all or any part of a total of «number» shares of the Company’s Common Stock (“Stock”) at a price of $«price» per share. This option is granted as of «date 1» (“Award Date”).

2. Term.

(a)	Normal Term. The term of this option is 10 years, until «date 2», provided, however, that the option may be terminated earlier as provided below.

(b)	Early Termination. This option will terminate upon any of the following events:

(i)	Death. The option will terminate twelve months after the death of the Employee who dies while employed by the Company or one of its Subsidiaries.

(ii)	Disability. The option will terminate twelve months after the Employee’s employment with the Company or one of its Subsidiaries terminates on account of the Employee’s disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code).

(iii)	Retirement. The option will terminate five (5) years after the Employee’s retirement under a retirement plan of the Company or one of its Subsidiaries.

(iv)	Termination of Employment. (1) The option will terminate on the date the Employee’s employment with the Company or one of its Subsidiaries is terminated by the Company or one of its Subsidiaries for “cause”. (2) The option will terminate three months after the Employee’s employment with the Company is terminated (A) by the Company for reasons other than for “cause” or (B) by the Employee for any reason other than death, disability or retirement. For purposes of this paragraph “cause” shall mean continued neglect of duty, willful and material misconduct in connection with the performance of the Employee’s duties and obligations, and any other conduct of the Employee involving moral turpitude, commission of a crime or habitual drunkenness of drug abuse, that would make retention of the Employee in his position with the Company prejudicial to its best interests.

3. Payment of Exercise Price. The exercise price will be payable in full upon exercise of the option purchase shares, and such purchase price may be paid either in cash, or in shares of the Company’s Stock which either have been held for more than six months or were not acquired in a compensatory transaction with an award date after June 30, 2000 (which shares shall be valued for such purpose at the closing market price of such Stock as published in The Wall Street Journal for the date of exercise), or in a combination of cash and such Stock.

4. Transferability. This option may not be transferred by the Employee, except upon the Employee’s death by will or by the laws of descent and distribution.

5. Exercise and Forfeiture.

(a)	Exercisability. This option is first exercisable, in whole or in part, from and after the applicable time provided below:

(i)	Subject to earlier exercisability as provided in (ii) below, options with respect to (1) one-third of the total number of shares awarded under this Agreement shall be first exercisable at the end of the second calendar year following the calendar year containing the Award Date, (2) the second one-third of the total number of shares awarded under this Agreement shall be first exercisable at the end of the third calendar year following the calendar year containing the Award Date, and (3) the final one-third of the total number of shares awarded under this Agreement shall be first exercisable at the end of the fourth calendar year following the calendar year containing the Award Date.

(ii)	Options with respect to all of the shares awarded under this Agreement shall be exercisable as of the July 1 following any fiscal year of the Corporation beginning after the fiscal year of the Corporation containing the Award Date as of which the Corporation’s cumulative total return first exceeds its peer group’s cumulative total return for the same period (as determined by the Committee based on the Performance Graph to be set forth in the Corporation’s proxy statement for such year or, if no such graph is included in the Corporation’s proxy statement, as determined by the Committee).

(iii)	Notwithstanding the foregoing conditions in (i) and (ii) above, if a Change-in-Control (as defined in the Plan) occurs after the Award Date and before the expiration date of the option, the option may first be exercised, in whole or in part, after the later of the date such Change-in-Control occurs or six (6) months after the Award Date.

(b)	By Whom Exercisable. During the Employee’s lifetime, only the Employee may exercise this option. If an Employee dies prior to the expiration date of an option granted to him, without having exercised his option as to all of the shares covered thereby, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised on the date of the Employee’s death, by the estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Employee.

(c)	Exercise. This option shall be exercised by delivery on any business day to the Company of a Notice of Exercise in the form attached to this Stock Option Agreement accompanied by payment as provided in Paragraph 3 and payment in full, to the extent required by Paragraph 10, of the amount of any income tax the Company is required to withhold as a result of such exercise.

(d)	Forfeiture. This option shall be immediately forfeited if or to the extent it is not exercisable at the time the Employee’s employment with the Company or one of its Subsidiaries first ceases after the Award Date.

6. Compliance with Securities Laws. The Company covenants that it will attempt to maintain an effective registration statement with the Securities and Exchange Commission covering the shares of Stock of the Company which are the subject of this Agreement at all times during which this option evidenced hereby is exercisable; provided, however, that this option evidenced hereby shall not be exercisable for stock at any time if its exercise would cause the Company to be in violation of any applicable provisions of the federal or state securities law.

7. Administration of Plan. The Plan is administered by a Committee appointed by the Company’s Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding options, and to require if any person exercising this option, at the time of such exercise, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any State, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder, or by reason of the tax laws of any State.

This option is granted pursuant to the Plan and is subject to the terms thereof.

8. Capital Adjustments. The number of shares of Stock covered by this option, and the option price thereof, will be subject to an appropriate and equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split or share combination, and will be subject to such adjustment as the Committee may deem appropriate to reflect any exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

9. Rights as a Shareholder. The Employee, or a transferee of this option, shall have no rights as a shareholder with respect to any shares subject to this option until the date of the exercise of the option for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such exercise, except as provided in Paragraph 8 hereof.

10. Withholding Taxes. The Company, or one of its Subsidiaries, shall have the right to withhold any Federal, state or local taxes required to be withheld by law with respect to the exercise of this option. The Employee will be required to pay the Company, as appropriate, the amount of any such taxes which the Company, or one of its Subsidiaries, is required to withhold. The Employee is authorized to deliver shares of the Company’s Stock in satisfaction of minimum statutorily required tax withholding obligations (whether or not such shares have been held for more than six months and including shares to be acquired as a result of the exercise of the option).

11. Prohibition Against Pledge, Attachment, etc. Except as otherwise provided herein, this option evidenced hereby, and the rights and privileges conferred hereby, shall not be transferred, assigned, pledged or hypothecated in any way and shall not be subject to execution, attachment or similar process.

12. Not to be Treated as Incentive Stock Option. This non-qualified option is not intended to be an incentive stock option within the meaning of Internal Revenue Code Section 422(b).

To evidence their agreement to the terms and conditions of this option, the Company and the Employee have signed this Stock Option Agreement as of the date first above written.

COMPANY:

CADMUS COMMUNICATIONS CORPORATION

By:

Its:

EMPLOYEE:

By:
«name»

NOTICE OF EXERCISE

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

Attention: Secretary

I hereby exercise my option pursuant to that certain Non-Qualified Stock Option Agreement dated «date» (the “Agreement”) awarded under the Cadmus Communications Corporation 2004 Key Employee Stock Compensation Plan (the “Plan”), subject to all of the terms and conditions of the Agreement and the Plan referred to therein, and hereby notify you of my election to purchase the following stated number of shares (“Shares”) of the Common Stock (“Stock”) of Cadmus Communications Corporation, a Virginia corporation (the “Company”), from the award therein as indicated below at the following stated exercise price per share.

Number	Exercise Price	Total Exercise
of Shares -	per Share - $	Price - $

If this Notice of Exercise involves fewer than all of the Stock which are subject to option under the said Agreement, I retain the right to exercise my option for the balance of the shares remaining subject to option, all in accordance with the terms of the said Agreement.

I agree to provide the Company with such other documents and representations as it deems appropriate in connection with this option exercise.

Payment of Exercise Price. This Notice of Exercise is accompanied by [    ] (1) a check in the amount of $             and/or [    ] (2)              Shares of Stock which either have been held for more than six months or were not acquired in a compensatory transaction with an award date after June 30, 2000 having a value of $             per Share (the closing market price of such Stock as published in The Wall Street Journal for the date of exercise), in payment of the total exercise price for the Shares.

Tax Withholding. I hereby authorize the Company (and any of its Subsidiaries) to withhold from my regular pay or any extraordinary pay from the Company (and any of its Subsidiaries) the applicable minimum amount of any taxes required by law and the Agreement to be withheld as a result of this exercise, to the extent not satisfied by the following: [    ] (1) a check in the amount of $             and/or [    ] (2)              shares of Stock having a value of $             per share (the closing market price of such Stock as published in The Wall Street Journal for the date of exercise) in full or partial payment of taxes the Company (and any of its Subsidiaries) is required to withhold with respect to this option exercise.

My current address and my Social Security Number (“SSN”) are as follows:

	Address:	SSN:

Date:
«name»